Exhibit 99.1
1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

News Release
Contact:
Colleen T. White, Corporate Communications — 201-847-5369
Sherry Bertner, Investor Relations — 201-847-5453
BD Board of Directors Elects Christopher Jones
Franklin Lakes, NJ (July 26, 2010) — BD (Becton, Dickinson and Company) (NYSE:BDX), a leading global medical technology company, announced today that it has elected Christopher Jones to its Board of Directors, effective today.
Mr. Jones, 55, is the former Chief Executive Officer of JWT Worldwide (previously known as J. Walter Thompson), one of the world’s largest advertising agencies. He retired from JWT Worldwide in 2001 after 24 years of distinguished service at the firm, including leading its U.K. business and serving as President of Global Clients prior to being appointed CEO.
“We are honored to welcome Chris Jones to the BD Board,” said Edward J. Ludwig, BD Chairman and Chief Executive Officer. “Chris brings to the Board unique global expertise and perspective developed through his extensive and diverse international business experiences. He is also a seasoned global marketing expert who will offer valuable insight as BD expands its business into growing and emerging markets.”
Mr. Jones is currently an active leader in many business and not-for-profit organizations. He serves as Operating Partner, outside director and member of the Adjudications Committee at Cognetas LLP, a pan-European private equity firm. He is also a director of Central Trust PLC, a British financial services firm, and the non-executive Chairman of Results International Group, a leading corporate finance and strategy advisor to the global marketing communications industry.
In the healthcare arena, Mr. Jones chairs the board of The Pavilion Clinic, which provides diagnostic services in the U.K., and is a board member and advisor to the musculo-skeletal surgical group at the Oxford Clinic. He has also been a member of the Health Advisory Board at the Johns Hopkins Bloomberg School of Public Health since 1997.
Mr. Jones is a Trustee and member of the Executive Committee at the International Institute for Strategic Studies, Chairman of the Governors at the Dragon School and a Governor of St. Edward’s School.
Mr. Jones is a graduate of Cambridge University in the U.K.

With his election, the BD board will consist of 14 members, all of whom are independent with the exception of Mr. Ludwig.
About BD
BD is a leading global medical technology company that develops, manufactures and sells medical devices, instrument systems and reagents. The Company is dedicated to improving people’s health throughout the world. BD is focused on improving drug delivery, enhancing the quality and speed of diagnosing infectious diseases and cancers, and advancing research, discovery and production of new drugs and vaccines. BD’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 29,000 associates in more than 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. For more information, please visit www.bd.com.
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